                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /        Preliminary Proxy Statement
/ /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Section240.14a-11(c) or
           Section240.14a-12

                      ACTIVISION, INC.
-----------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)

-----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the
                              Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                           3100 OCEAN PARK BOULEVARD
                         SANTA MONICA, CALIFORNIA 90405

                                                                 August 15, 2000

Dear Stockholder:

    You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Activision, Inc. The meeting will be held on Thursday, September 28, 2000, beginning at 9:00 a.m. at the Peninsula Hotel, 9882 South Santa Monica Blvd., Beverly Hills, California 90212.

    Information about the meeting and the matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included is a Proxy Card and postage paid return envelope.

    It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy Card in the enclosed envelope as promptly as possible.

                                                      Sincerely,

                                                                    /s/ ROBERT A. KOTICK
                                                      ------------------------------------------------
                                                                      Robert A. Kotick
                                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                                                     /s/ BRIAN G. KELLY
                                                      ------------------------------------------------
                                                                       Brian G. Kelly
                                                                        CO-CHAIRMAN

                                     [LOGO]

                           3100 OCEAN PARK BOULEVARD
                         SANTA MONICA, CALIFORNIA 90405

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 28, 2000

                            ------------------------

To the Stockholders of
  ACTIVISION, INC.

    The 2000 Annual Meeting of Stockholders of Activision, Inc. (the "Company") will be held at the Peninsula Hotel, 9882 South Santa Monica Blvd., Beverly Hills, California 90212, on Thursday, September 28, 2000 at 9:00 a.m., local time, for the following purposes:

    1. To elect six directors of the Company to hold office for one year terms and until their respective successors are duly elected and qualified.

    2. To approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares of the Company's common stock reserved for issuance thereunder.

    3. To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

    The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice.

    The Board of Directors of the Company has fixed the close of business on August 1, 2000 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting.

    STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

    YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ARE PRESENT AT THE ANNUAL MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE. IT IS IMPORTANT THAT YOUR PROXY CARD BE RETURNED PROMPTLY IN ORDER TO AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION.

                                                      By Order of the Board of Directors,

                                                                   /s/ LAWRENCE GOLDBERG
                                                      ------------------------------------------------
                                                                     Lawrence Goldberg
                                                                         SECRETARY

August 15, 2000
Santa Monica, California

                                     [LOGO]

                           3100 OCEAN PARK BOULEVARD
                         SANTA MONICA, CALIFORNIA 90405

                            ------------------------

                                PROXY STATEMENT
                                    FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 28, 2000

                            ------------------------

                                  INTRODUCTION

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Activision, Inc., a Delaware corporation (the "Company"), of proxies from the holders (the "Stockholders") of the Company's issued and outstanding shares of common stock, $.000001 par value per share (the "common stock"), to be used at the Annual Meeting of Stockholders to be held on Thursday, September 28, 2000, at the Peninsula Hotel, 9882 South Santa Monica Blvd., Beverly Hills, California 90212, at 9:00 a.m., local time, and at any adjournment(s) or postponement(s) of such meeting (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

    This Proxy Statement and enclosed proxy card are first being mailed to the Stockholders of the Company on or about August 15, 2000.

    At the Annual Meeting, the Stockholders will be asked to consider and vote upon the following proposals (the "Proposals"):

    1. The election of six directors of the Company ("Directors") to hold office for one year terms and until their respective successors are duly elected and qualified.

    2. The approval of an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares of the Company's common stock reserved for issuance thereunder.

    3.  Such other business as may properly come before the Annual Meeting.

    Only the holders of record of the Company's common stock at the close of business on August 1, 2000 (the "record date") are entitled to notice of, and to vote at, the Annual Meeting. Each share of common stock is entitled to one vote on all matters. As of the record date, approximately 23,608,044 shares of the Company's common stock were outstanding.

    A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. A plurality of all the votes cast at the Annual Meeting is sufficient to elect a Director (Proposal 1). The affirmative vote of Stockholders owning at least a majority of all outstanding shares of common stock voting on the proposal is required for approval of Proposal 2. Abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote on Proposal 2.

    The common stock represented by all properly executed proxy cards returned to the Company will be voted at the Annual Meeting as indicated or, if no instruction is given, in favor of all of the Proposals. As to any other business which may properly come before the Annual Meeting, all properly executed proxy cards returned to the Company will be voted by the persons named therein in accordance with their best judgment. The Company does not presently know of any other business which may come before the Annual Meeting. Any person giving a proxy has the right to revoke it at any time before it is exercised (a) by filing with the Secretary of the Company a duly signed revocation or a proxy bearing a later date or (b) by electing to vote in person at the Annual Meeting. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

    In order that your shares of common stock may be represented at the Annual Meeting, you are requested to:

    - indicate your instructions on the proxy card;

    - date and sign the proxy card;,

    - mail the proxy card promptly in the enclosed envelope; and

    - allow sufficient time for the proxy card to be received on or before 11:00 a.m. on September 15, 2000.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    Six Directors are to be elected to serve until the Company's next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Except where otherwise instructed, proxies solicited by this Proxy Statement will be voted for the election of each of the six nominees listed below, all of whom are presently members of the Board. Each nominee has consented to be named in this Proxy Statement and to serve as a Director if elected. However, if any nominee shall become unable to stand for election as a Director at the Annual Meeting, an event not now anticipated by the Board, the proxy will be voted for a substitute designated by the Board or, if no substitute is selected by the Board prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available. All Directors serve for one year terms. There is no family relationship between any nominee and any other nominee or Executive Officer of the Company.

DIRECTORS/NOMINEES

    The names of the nominees, and certain information about them (including their terms of service), are set forth below:

                                                                                            DIRECTOR
NAME OF NOMINEE               AGE                     PRINCIPAL OCCUPATION                   SINCE
---------------             --------   ---------------------------------------------------  --------
Harold A. Brown(1)........     48      Partner, Gang, Tyre, Ramer & Brown, Inc.               1996

Barbara S. Isgur(1)(2)....     58      Consultant                                             1991

Brian G. Kelly............     37      Co-Chairman of the Company                             1995

Robert A. Kotick..........     37      Chairman and Chief Executive Officer of the Company    1991

Steven T. Mayer(1)(2).....     55      Consultant                                             1991

Robert J. Morgado(2)......     57      Chairman, Maroley Media Group                          1997

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    Mr. Brown has been a Director of the Company since November 1996. Mr. Brown is a partner in the law firm of Gang, Tyre, Ramer & Brown, Inc. He has been with Gang, Tyre, Ramer & Brown, Inc. since 1976 and a partner since 1980. He graduated Order of the Coif from Boalt Hall (UC Berkeley) Law School in 1976 and was a member of the California Law Review from 1975 to 1976. From 1984 through 1999, he served as Executive Director of the Entertainment Law Institute at the University of Southern California and since 1996 has been a member of the board of directors, and served as the Treasurer, Chairman of the Finance and Audit Committee and Vice-President, Operations of the Geffen Playhouse. In addition, Mr. Brown was a member of the Hebrew Union College Los Angeles Board of Overseers from 1994 to 1998. Gang, Tyre, Ramer & Brown, Inc. has from time to time performed legal services for the Company.

    Ms. Isgur has been a Director of the Company since February 1991. From 1993 until 1998, she was a Senior Vice President of Stratagem, an investment banking firm specializing in the software industry. Ms. Isgur also served as President of BSI Consulting from 1990 to 1993. She served as a Vice President of Needham & Co., a high technology investment banking firm, from 1989 to 1990. During 1988, Ms. Isgur served as a Vice President at Manufacturers Hanover Securities. From 1985 to 1988, she was a principal of D.H. Brown Associates. Ms. Isgur was a Vice President and microcomputer industry analyst at Paine Webber, Incorporated from 1981 to 1985.

    Mr. Kelly has been a Director of the Company since July 1995. He has served as Co-Chairman of the Company since October 1998. He previously served as President of the Company from July 1997 to

October 1998 and Chief Operating Officer of the Company from July 1995 to October 1998. He also served as Chief Financial Officer of the Company from February 1991 until July 1997 and Secretary of the Company from May 1991 until October 1997. Mr. Kelly served as Vice President-Finance of International Consumer Technologies Corporation ("ICT") from December 1990 to January 1995 and as a director of ICT from February 1994 to January 1995. In January 1995, ICT was merged with and into a subsidiary of the Company. Mr. Kelly holds a law degree from Fordham Law School and a B.A. degree in accounting from Rutgers University, and is a certified public accountant.

    Mr. Kotick has been a Director of the Company since February 1991. He has served as Chairman and Chief Executive Officer of the Company since
February 1991.

    Mr. Mayer has been a Director of the Company since February 1991. Mr. Mayer is an independent multimedia consultant to a number of corporations. From 1984 until 1992, Mr. Mayer was Chairman of the board of directors of Digital F/X, Incorporated, a manufacturer of video production equipment. Mr. Mayer was a founder of Atari Corporation in 1973, and served as a Division President of Warner Communications-Entertainment Software until 1985, when he left to start Take One Partners, Incorporated, the predecessor to Digital F/X.

    Mr. Morgado has been a Director of the Company since February 1997.
Mr. Morgado is Chairman of Maroley Media Group, a media entertainment investment company he established in 1995. From 1985 to 1995, he was the Chairman and Chief Executive Officer of the Warner Music Group, Inc. Mr. Morgado serves on the board of trustees of the New School for Social Research and is the Chairman of the board of governors of the Mannes College of Music. Mr. Morgado also is Chairman of the board of directors of World Communications, Inc., a position he has held since January 1997; he also has been a member of the board of directors of Nest Entertainment since January 1996.

              THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION
                         OF EACH NOMINEE FOR DIRECTOR.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    The Board held seven meetings and acted five times by unanimous written consent during the Company's full fiscal year ended March 31, 2000. In such fiscal year, each incumbent Director attended all of the meetings of the Board and of each committee thereof of which he or she was a member, except that Mr. Morgado did not attend two meetings of the Board of Directors and each of Mr. Brown and Ms. Isgur did not attend one meeting of the Board of Directors.

    The Board has established an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee.

    During the fiscal year ended March 31, 2000, the Audit Committee was composed of Ms. Isgur, Mr. Mayer and Mr. Brown. The function of the Audit Committee is to recommend to the Board the independent public accountants to be engaged by the Company and to review the Company's general policies and procedures with respect to audits and accounting and financial controls, the scope and results of the auditing engagement and the extent to which the Company has implemented changes suggested by the internal audit staff and the independent public accountants. The Audit Committee also reviews the terms of material related party transactions. No member of the Audit Committee is an employee of the Company. The Audit Committee met four times during the fiscal year ended March 31, 2000.

    During the fiscal year ended March 31, 2000, the Compensation Committee was composed of Ms. Isgur, Mr. Mayer and Mr. Morgado. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy. The Compensation Committee also serves as the committee to administer the Company's 1991 Stock Option and Stock Awards Plan, the 1998 Incentive Plan, the 1999 Incentive Plan and the Employee Stock Purchase Plan (collectively, the "Plans"). No member of the Compensation Committee is an employee of the Company. The Compensation Committee met twice during the fiscal year ended March 31, 2000. See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions" and "Compensation Committee Report on Executive Compensation."

                               EXECUTIVE OFFICERS

    None of the Executive Officers of the Company are related, and each holds office at the pleasure of the Board. As of July 27, 2000, the Executive Officers of the Company were as set forth below.

EXECUTIVE OFFICERS

    ROBERT A. KOTICK, has been a Director of the Company since 1991 and Chairman and Chief Executive Officer of the Company since February 1991. Biographical information regarding Mr. Kotick is set forth under "Nominees for Election as Directors."

    BRIAN G. KELLY, has been a Director of the Company since 1995 and Co-Chairman of the Company since October 1998. Biographical information regarding Mr. Kelly is set forth under "Nominees for Election as Directors."

    RONALD DOORNINK, 46, has served as President and Chief Operating Officer since October 1998. Mr. Doornink joined Activision from ConAgra Snack Food Company where, for three years, he served as President of the Hunt-Wesson Snack Food division. During the thirteen years preceding that, Mr. Doornink was employed with Procter & Gamble Company, serving most recently as Managing Director, Global Strategic Planning for the Paper Sector. Mr. Doornink holds an MBA degree from Columbia University and an undergraduate degree in economics from the Hogere Economische School of Arnhem in The Netherlands.

    WILLIAM J. CHARDAVOYNE, 48, has served as Executive Vice President and Chief Financial Officer since August 2000. From January 2000 to August 2000,
Mr. Chardavoyne, acting in a consulting capacity, served as the Company's acting Chief Financial Officer. From 1998 until 1999, Mr. Chardavoyne was Chief Financial Officer of Movietown.com. From 1987 to 1997, Mr. Chardavoyne served in various capacities with Sony Pictures Entertainment, most recently as Executive Vice President of its Columbia Tri-Star Home Entertainment division. Mr. Chardavoyne holds a B.B.A. degree in accounting from Hofstra University and is a certified public accountant.

    LAWRENCE GOLDBERG, 41, has served as Executive Vice President and Chief Corporate Officer of the Company since April 2000 and Secretary since
October 1997. Mr. Goldberg also served as Executive Vice President and General Counsel from June 1999 until March 2000, Senior Vice President, Business Affairs and General Counsel from July 1997 to June 1999 and as Vice President, Business Affairs and General Counsel from August 1994 to July 1997. Mr. Goldberg was an attorney at Rosenfeld, Meyer and Susman from 1986 to 1994 and a partner of that firm from 1991 to 1994. From 1984 until 1986, Mr. Goldberg was an attorney at O'Melveny & Myers. Mr. Goldberg received his law degree from the University of California at Los Angeles and he holds a B.S. degree in industrial and labor relations from Cornell University.

    MICHAEL POLE, 41, has served as Executive Vice President, Worldwide Studios since May 2000. Mr. Pole joined Activision from Electronic Arts Inc., where he served as Senior Vice President of Product Development from September 1999 to May 2000, Vice President, Executive in Charge of Production from September 1998 to September 1999 and Executive Producer from August 1996 to September 1998. For the three years prior, Mr. Pole was Director of Development and an Executive Producer at Creative Wonder, an Electronic Arts/ABC Company. Additionally,
Mr. Pole worked as a senior producer at Phillips Interactive Media of America. Before entering the interactive entertainment industry, Mr. Pole worked for six years as a producer of animated television programming at DIC Entertainment. He received a B.A. in radio, television and film from California State University, Northridge.

    MICHAEL J. ROWE, 39, has served as Executive Vice President, Human Resources since August 1999. Mr. Rowe joined Activision from Disney Consumer Products where he served as Vice President, Human Resources--North America from January 1998 to July 1999. From 1997 to 1998, Mr. Rowe was Vice President, Human Resources for MedTrans, a division of Laidlaw, Inc. From 1987 to 1997, Mr. Rowe served in various human resources leadership roles with the Taco Bell and Pepsi Cola divisions of PepsiCo, Inc. including his final role as Vice President, Human Resources at Pepsi Cola's corporate headquarters in New York. From 1984 to 1987, Mr. Rowe was employed at General Motors corporate headquarters. He holds a B.A. in economics from the University of Michigan and a Masters in industrial and labor relations from Cornell University.

    RONALD L. SCOTT, 39, has served as Executive Vice President, North American Publishing since June 1999. Previously, Mr. Scott served as Senior Vice President, North American Sales from July 1997 until June 1999 and as Vice President of North and Latin American Sales and Distribution from July 1996 until July 1997. From 1987 until 1996, Mr. Scott served in various capacities with The Nestle Food Company, most recently as Director of Business Development. From 1984 until 1987, Mr. Scott was employed by the Procter and Gamble Distributing Co. Mr. Scott holds a B.S. degree in economics and mathematics from Occidental College.

    RICHARD A. STEELE, 44, has served as Executive Vice President, Distribution since June 1999. Previously, Mr. Steele served as Managing Director of the Company's European Distribution Operations from November 1997 until June 1999. From 1985 until November 1997, Mr. Steele was employed by CentreSoft (acquired by the Company as a subsidiary of Combined Distribution (Holdings) Ltd., in November 1997), most recently as Managing Director. Mr. Steele holds a B.A. degree in English and related literature from the University of York.

    KATHY VRABECK, 37, has served as Executive Vice President, Global Brand Management since August 1999. Ms. Vrabeck joined Activision from ConAgra's Snack Food Division where she served as Senior Vice President/General Manager from June 1998 to August 1999. From 1991 to 1998, she served in various marketing and sales roles for the Pillsbury Company. Prior to that, she held various positions at Quaker Oats Company (1990) and Eli Lilly & Company (1985-89). Ms. Vrabeck received a B.A. from DePauw University and an MBA from Indiana University.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information, as of July 27, 2000, with respect to the beneficial ownership of the Company's common stock by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's common stock; (ii) each Director and nominee; (iii) each Executive Officer named in the Summary Compensation Table below; and (iv) all Executive Officers and Directors as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by him, her or it.

                                                                   SHARES BENEFICIALLY OWNED
                                                              ------------------------------------
                                                                                       PERCENT OF
                                                               NUMBER      RIGHT TO    OUTSTANDING
BENEFICIAL OWNER AND ADDRESS                                    OWNED     ACQUIRE(1)    SHARES(2)
----------------------------                                  ---------   ----------   -----------
Eastbourne Capital Management, LLC(3).......................  4,540,100          --       19.23%
  1101 Fifth Avenue, Suite 160
  San Rafael, CA 94901

Robert A. Kotick(4).........................................    937,292   2,695,118       13.81%

Brian G. Kelly(5)...........................................    223,572   2,884,817       11.73%

David A. Rocker(6)..........................................  2,418,350          --       10.24%
  451 Rockefeller Plaza, Suite 1759
  New York, New York 10111

Chase Manhattan Corporation(7)..............................  1,691,775          --        7.17%
  1211 Avenue of the Americas
  42nd Floor
  New York, NY 10036

Ronald Doornink.............................................     10,000     262,061        1.14%

Robert J. Dewar.............................................         --      53,967           *

Mitchell H. Lasky...........................................        150     240,446        1.01%

Steven T. Mayer, Director...................................         --      55,667           *

Barbara S. Isgur, Director..................................         --      55,667           *

Harold A. Brown, Director...................................         --      35,585           *

Robert J. Morgado, Director.................................         --      35,585           *

All Directors and Executive Officers as a Group (15
  persons)..................................................  1,467,999   6,746,756       27.13%

------------------------

 *  Percent of class less than 1%.

(1) Shares that can be acquired within 60 days through the exercise of options or warrants.

(2) Percent of outstanding shares with respect to each of Eastbourne Capital Management, LLC, David A. Rocker, and Chase Manhattan Corporation was computed based on 23,608,044 shares of the Company's common stock outstanding as of July 27, 2000, which does not assume the exercise of any outstanding Director or employee warrants or options. Percent of outstanding shares with respect to Messrs. Kotick, Kelly, Doornink, Dewar and Lasky, and all Directors and Executive Officers as a Group, was computed based on 23,608,044 shares of the Company's common stock outstanding as of July 27, 2000 and, in each such person's case, the number of shares of the Company's common stock issuable upon the exercise of the warrants or options exercisable within 60 days held by such individual or, in the case of all Directors and Executive Officers as a Group, the number of shares of the Company's common stock issuable upon the exercise of the warrants or options exercisable within

    60 days held by all such individuals, but does not include the number of shares of common stock issuable upon the exercise of any other outstanding Director or employee warrants or options.

(3) The number of shares owned by Eastbourne Capital Management, LLC is based on Eastbourne Capital Management, LLC's Schedule 13G/A dated as of April 7, 2000 and communications with the stockholder.

(4) Includes 37,481 shares owned directly by Delmonte Investments, L.L.C., of which such individual is a controlling person. Does not include 49,500 shares transferred by Mr. Kotick to an irrevocable trust for the benefit of his minor children with respect to which Mr. Kotick disclaims beneficial ownership.

(5) Includes 37,481 shares owned directly by Delmonte Investments, L.L.C., of which such individual is a controlling person, and 73,833 shares issuable upon the exercise of currently exercisable options issued to such individual as part of the January 1995 merger with ICT in exchange for options to purchase shares of ICT stock previously held by such person. Does not include 7,032 shares transferred by Mr. Kelly to an irrevocable trust for the benefit of his minor children with respect to which Mr. Kelly disclaims beneficial ownership.

(6) The number of shares owned by David A. Rocker is based on David A. Rocker's
    Schedule 13G dated as of May 10, 2000 and communications with the stockholder.

(7) The number of shares owned by Chase Manhattan Corporation is based on Chase Manhattan Corporation's Schedule 13F dated as of March 31, 2000.

                      COMMON SHARE PRICE PERFORMANCE GRAPH

    The graph below compares the Company's cumulative total stockholder return on its common stock for the period from April 1, 1995, through March 31, 2000, with the total cumulative return of the NASDAQ Market Index and Hambrecht & Quist High Technology Index over the same period.

    The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of the Company's common stock.

    The graph below shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         ACTIVISION  NASDAQ   H&Q TECHNOLOGY
3/31/95     $100.00  $100.00         $100.00
3/31/96     $218.80  $134.80         $137.30
3/31/97     $187.50  $149.50         $175.30
3/31/98     $179.20  $224.60         $272.80
3/31/99     $206.30  $301.10         $381.70
3/31/00     $201.00  $559.60         $824.10

                  DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

COMPENSATION OF DIRECTORS

    Each Director who was not an employee of the Company was compensated at the rate of $10,000 per year for his or her regular services as a Director, with an additional $1,000 for each Board meeting attended in person, $750 for each Board meeting attended via conference telephone, $750 for each meeting of a committee of the Board of which such Director is a member attended in person and $500 for each meeting of a committee of the Board of which such Director is a member attended via conference telephone.

EXECUTIVE COMPENSATION

    The following table sets forth certain information with respect to the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended March 31, 2000, 1999 and 1998, of those persons who were at March 31, 2000 (i) the Chief Executive Officer of the Company, (ii) the Company's four other most highly compensated Executive Officers whose salary and bonus exceeded $100,000, or (iii) individuals who would have been one of the four most highly compensated Executive Officers but for the fact such individuals were not serving as Executive Officers of the Company at March 31, 2000 (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                               ANNUAL                         COMPENSATION
                                                            COMPENSATION                       SECURITIES
NAME AND                                       FISCAL    -------------------      OTHER        UNDERLYING
PRINCIPAL POSITION                              YEAR      SALARY     BONUS     COMPENSATION   OPTIONS (#)
------------------                            --------   --------   --------   ------------   ------------
Robert A. Kotick............................    2000     $350,000        --       $   405(4)      159,509
  Chairman, Chief Executive Officer and         1999      297,500        --           500(4)    1,228,951
  Director                                      1998      225,475        --           475(4)      125,000

Brian G. Kelly..............................    2000     $350,000        --       $   525(4)      159,509
  Co-Chairman and Director                      1999      297,500        --         3,950(5)    1,258,951
                                                1998      225,060        --           475(4)      637,000

Ronald Doornink(1)..........................    2000     $315,000        --       $50,504(6)      331,706
  President and Chief Operating Officer         1999      122,000        --        20,833(7)      200,000

Robert J. Dewar(2)..........................    2000     $250,000        --            --         117,428
  Executive Vice President,                     1999      236,708        --            --           1,000
  International Publishing                      1998      226,463        --            --          76,703

Mitchell H. Lasky(3)........................    2000     $260,000        --       $15,972(8)      203,303
  Executive Vice President,                     1999      225,000        --        14,008(9)           --
  Worldwide Studios                             1998      170,000        --        14,140(10)     224,364

------------------------

 (1) Mr. Doornink commenced employment with the Company in October 1998.

 (2) Mr. Dewar's employment with the Company terminated on May 31, 2000.

 (3) Mr. Lasky's employment with the Company terminated on June 30, 2000.

 (4) Represents the Company's contribution to the Executive Officer's 401(k) plan.

 (5) Represents the Company's contribution of $500 to the Executive Officer's 401(k) plan and the discount of $3,450 recognized on the purchase of common stock pursuant to the Company's Employee Stock Purchase Plan.

 (6) Represents the Company's contribution of $500 to the Executive Officer's 401(k) plan and $50,004 scheduled forgiveness of indebtedness with respect to a loan made by the Company to the Executive Officer.

 (7) Represents scheduled forgiveness of indebtedness with respect to a loan made upon commencement of employment.

 (8) Represents the Company's contribution of $458 to the Executive Officer's 401(k) plan and the discount of $15,514 recognized on the purchase of common stock pursuant to the Company's Employee Stock Purchase Plan.

 (9) Represents the Company's contribution of $542 to the Executive Officer's 401(k) plan and the discount of $13,466 recognized on the purchase of common stock pursuant to the Company's Employee Stock Purchase Plan.

 (10) Represents the Company's contribution of $434 to the Executive Officer's 401(k) plan and the discount of $13,706 recognized on the purchase of common stock pursuant to the Company's Employee Stock Purchase Plan.

    The following table sets forth information regarding individual grants of options to purchase the Company's common stock during the Company's 2000 fiscal year to each of the Named Executives. With the exception of the grants made to Mr. Kotick and Mr. Kelly, all such grants were made pursuant to the Plans. In accordance with the rules of the Securities and Exchange Commission ("SEC"), the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective ten year option terms. Actual gains, if any, on option exercises are dependent on the future performance of the Company's common stock. The hypothetical gains shown in this table are not intended to forecast possible future appreciation, if any, of the stock price.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE VALUE AT ASSUMED
                       ------------------------------------------------       RATES OF STOCK PRICE APPRECIATION FOR
                                                                                   OPTION TERM OF 10 YEARS(7)
                                    % OF TOTAL                            ---------------------------------------------
                                     OPTIONS                                       5%                      10%
                       SECURITIES   GRANTED TO   EXERCISE                 ---------------------   ---------------------
                       UNDERLYING   EMPLOYEES     OR BASE                  PRICE                   PRICE
                        OPTIONS     IN FISCAL      PRICE     EXPIRATION     PER      AGGREGATE      PER      AGGREGATE
NAME                      (#)        YEAR(1)     ($/SHARE)      DATE       SHARE       VALUE       SHARE       VALUE
----                   ----------   ----------   ---------   ----------   --------   ----------   --------   ----------
Robert A. Kotick.....     21,875        .56%     $10.25(2)    04/30/09     $16.70    $  141,094    $26.59    $  357,438
                         137,634       3.50%     $10.25(2)    04/30/09     $16.70    $  887,739    $26.59    $2,248,940

Brian G. Kelly.......     21,875        .56%     $10.25(2)    04/30/09     $16.70    $  141,094    $26.59    $  357,438
                         137,634       3.50%     $10.25(2)    04/30/09     $16.70    $  887,739    $26.59    $2,248,940

Ronald Doornink......     50,000       1.27%     $10.56(3)    04/30/09     $17.20    $  332,000    $27.39    $  841,500
                          31,706        .81%     $10.25(2)    04/30/09     $16.70    $  204,504    $26.59    $  518,076
                         250,000       6.37%     $10.56(4)    04/30/09     $17.20    $1,660,000    $27.39    $4,207,500

Robert J. Dewar......     12,428        .32%     $10.25(5)    04/30/09     $16.70    $   80,161    $26.59    $  203,074
                          30,000        .76%     $10.56(3)    04/30/09     $17.20    $  199,200    $27.39    $  504,900
                          75,000       1.91%     $13.38(6)    10/18/09     $21.79    $  630,750    $34.70    $1,599,000

Mitchell H. Lasky....     23,303        .59%     $10.25(5)    04/30/09     $16.70    $  150,304    $26.59    $  380,771
                          30,000        .76%     $10.56(3)    04/30/09     $17.20    $  199,200    $27.39    $  504,900
                         150,000       3.82%     $13.38(6)    10/18/09     $21.79    $1,261,500    $34.70    $3,198,000

------------------------

(1) Options to purchase an aggregate of approximately 3,927,000 shares of common stock were granted during the fiscal year ended March 31, 2000 and options to purchase approximately 10,492,000 shares of the common stock were outstanding as of March 31, 2000. No stock appreciation rights were granted to any of the Named Executives during the last fiscal year.

(2) Stock options were granted at an exercise price equal to the low bid price of the Company's common stock on April 30, 1999 and vested in full on such date.

(3) Stock options were granted at an exercise price greater than the low bid price of the Company's common stock on April 30, 1999 and vest ratably in three equal annual installments beginning on the first anniversary date after the date of grant.

(4) Stock options were granted at an exercise price greater than the low bid price of the Company's common stock on April 30, 1999 and vest in four equal annual installments beginning on the first anniversary date after the date of grant.

(5) Stock options were granted at an exercise price equal to the low bid price of the Company's common stock on April 30, 1999 and vest in full on the earlier of (a) the date the Company's common stock has a closing price of $13.75 on NASDAQ for five consecutive business days occurring prior to March 31, 2000, or (b) April 30, 2003.

(6) Stock options were granted at an exercise price equal to the low bid price of the Company's common stock on April 30, 1999 and vest in four equal annual installments beginning on the first anniversary date after the date of grant.

(7) Based on 25,988,260 shares of common stock outstanding as of March 31, 2000 and the low bid price as of such date of $11.63 per share, holders of common stock as of such date would realize hypothetical gains over the ten year period comparable to the option terms reflected in the above table of $189,974,181, assuming a 5% annualized stock appreciation rate, and $481,822,340, assuming a 10% annualized stock appreciation rate.

    The following table sets forth information concerning the exercise of stock options during fiscal year 2000 by each of the Named Executives and the number and value at the fiscal year ended March 31, 2000 of unexercised options held by said individuals.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                NUMBER OF                    UNDERLYING UNEXERCISED             IN-THE-MONEY
                                 SHARES                         OPTIONS AT FY-END           OPTIONS AT FY-END(2)
                               ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                            EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           -----------   -----------   -----------   -------------   -----------   -------------
Robert A. Kotick............          --            --      1,510,015       689,000(3)   $3,138,913     $1,134,675(3)

Brian G. Kelly..............          --            --      1,627,401       687,080(3)   $4,161,958     $1,134,675(3)

Ronald Doornink.............          --            --        177,540       354,166      $  297,255     $  561,128

Robert J. Dewar.............      49,831      $227,194         27,467       147,833      $   51,984     $  158,337

Mitchell H. Lasky...........     122,186      $517,806         83,481       247,000      $  151,710     $  199,811

------------------------

(1) Market value on the date of exercise, less option exercise price.

(2) Based on the fair market value of the Company's common stock at the close of business on March 31, 2000 of $12.06, less the exercise price of the options.

(3) In accordance with Messrs. Kotick's and Kelly's amended employment agreements executed May 22, 2000, as described below, all stock options granted to Messrs. Kotick and Kelly prior to April 18, 2000 were deemed fully vested effective April 18, 2000.

EMPLOYMENT AGREEMENTS

    On January 12, 1999, the Company entered into employment agreements with Robert A. Kotick and Brian G. Kelly, providing for their employment as Chairman and Chief Executive Officer, and as Co-Chairman, respectively, of the Company. On May 22, 2000, these agreements were amended and restated. The contracts are identical in all material respects. The employment agreements, as amended, terminate on April 1, 2006.

    The amended employment agreements provide that each executive is entitled to an annual base salary of $450,000 for the fiscal year ending March 31, 2001. Thereafter, on April 1 of each fiscal year of their employment period beginning on April 1, 2001, each executive's annual base salary shall be automatically increased to an amount equal to one hundred ten percent (110%) of his annual salary for the prior fiscal year, which may be further increased at the Board's discretion based upon a performance appraisal and salary review. Each executive also is entitled to receive an annual bonus, for each fiscal year, based upon the Company achieving financial and business objectives to be mutually agreed upon by the executives and the Board prior to the beginning of the fiscal year. Each executive may receive additional performance bonuses in the discretion of the Board.

    Pursuant to the employment agreements, on May 22, 2000, the Company granted to each of Messrs. Kotick and Kelly options to purchase up to an aggregate of 1,000,000 shares of the Company's common stock at a purchase price of $6.125 per share. Each of the options expires on May 22, 2010, unless earlier terminated. The options vested as to 250,000 shares on May 22, 2000 and the remaining 750,000 shares began to vest, pro rata on a monthly basis, on June 22, 2000 and thereafter on the 22nd day of each month for a period of three years through May 22, 2003, subject to earlier vesting as described below. In addition, as a result of a "change of control" as defined in the employment agreements in effect prior to the amendment, all the executives' then outstanding options became fully vested and exercisable on April 18, 2000. In connection with the amendment, the executives waived all other provisions of their employment agreements that would have been applicable due to the change of control, and the definition of change of control was modified in certain respects.

    Under the terms of the employment agreements, the Company is required to continue to maintain a renewable term life insurance policy or policies for a period of ten years covering each of the lives of Messrs. Kotick and Kelly in an amount equal to $3,000,000, naming each executive's estate or any other designee of each executive as beneficiary of such policy or policies.

    In the event an executive dies during the term of his employment agreement, the Company will pay to such executive's estate a death benefit in an amount equal to his then annual salary through the date of death; any unpaid annual bonus and performance bonus for any prior fiscal year; his pro rata portion of the annual bonus for the fiscal year in which the date of death occurs; and an amount equal to 300% of his annual salary for the fiscal year ended immediately prior to his date of death. If an executive resigns or is terminated for "cause" (as defined in the employment agreements), he is entitled to receive an amount equal to his then annual salary through the date of termination and any unpaid annual bonus and performance bonus for any prior fiscal year. In the event an executive's employment is terminated by him for "good reason" (as defined in the employment agreements) or by the Company without cause, the executive is entitled to receive an amount equal to his then annual salary through the date of termination; any unpaid annual bonus and performance bonus for any prior fiscal year; his pro rata portion of the annual bonus and performance bonus for the fiscal year in which the date of termination occurs; an amount equal to the greater of (A) the dollar amount equal to the annual salary, annual bonus and performance bonus paid or payable to the executive under his employment agreement for the Company's most recent fiscal year immediately prior to his termination multiplied by three, and (B) the dollar amount equal to the annual salary payable to the executive for the remaining term of the agreement had his employment not been terminated, and the dollar amount equal to the annual bonus and performance bonus payable to the executive for the remaining term of the agreement had his employment not been terminated, which will be deemed equal to, for each fiscal year, the product of (1) the annual salary that would have been in effect during each such fiscal year and (2) a fraction, the numerator of which is the total of the annual bonus and performance bonus that was paid to the executive for the two fiscal years preceding executive's termination, and the denominator of which is the annual salary that was paid to the executive for the two fiscal years preceding executive's termination (the "Amount Payable"); medical benefits for the executive and his spouse and minor children, if any, for the longer of two years or the remaining term of the agreement had executive's employment not been terminated (the "Continued Medical Benefit"); and all outstanding loans extended by the Company to the executive will be forgiven. In addition, in the event an executive's employment is terminated due to death or disability or terminated for good reason by him or without cause by the Company, then all options to purchase Company common stock then held by him shall immediately vest and become exercisable until the later of the fifth anniversary of the date of such termination or May 22, 2010. The post-termination compensation described in this paragraph is collectively referred to herein as "Termination Compensation."

    In the event of termination of an executive's employment other than upon death, "disability" (as defined in the employment agreements), or termination for cause, and other than termination by an executive upon "resignation" (as defined in the employment agreements) (other than a resignation following a "Change of Control", as defined in the employment agreements), the Company and the executive will enter into a consulting agreement pursuant to which the Company will retain the executive for a four year period. The consulting agreement will provide for, among other things, payment of fees to the executive in an amount equal to 80% of the executive's annual salary the year preceding his termination; that executive will continue to receive certain medical, vacation, expense and office and support staff benefits described in the employment agreements; that executive will not be restricted from engaging (including as an officer, director, shareholder, owner, partner, joint venturer, member or in a managerial capacity, or as an employee, independent contractor, consultant, advisor or sales representative) in activities that the executive deems appropriate to engage in during the term of the consulting agreement, provided that these activities are not directly competitive with the activities of the Company; and that executive will not be required to provide services under the consulting agreement in excess of 20 hours per month and these services will be provided at times and places as would be mutually determined by the Company and the executive.

    If Mr. Kotick or Mr. Kelly is an employee of the Company at the moment immediately prior to a Change of Control, the Company is required to pay the executive additional compensation ("Change of Control Compensation") in the form of cash equal to, on the date of a Change of Control and with respect to all options to acquire shares of Company common stock granted to him prior to the date of the Change of Control (the "Outstanding Options"), the product of
(A) the number of shares of Company common stock underlying each of the Outstanding Options and (B) the amount, if any, that the exercise price of any Outstanding Options or the "Closing Share Value", whichever is less, exceeds the "Initial Share Value" (each as defined in the employment agreements). In the event that the Closing Share Value is greater than the exercise price of any such Outstanding Options, then the executives shall have the right to either
(x) retain the Outstanding Options, (y) exercise the Outstanding Options, or
(z) forfeit the Outstanding Options and receive, in exchange therefor, cash equal to the number of shares of Company common stock underlying the Outstanding Options multiplied by the amount that the Closing Share Value exceeds the exercise price of the Outstanding Options. Upon a Change of Control, all Outstanding Options then held by each of the executives shall immediately vest and become exercisable for a period of ten years following the date of the Change of Control, without regard to the executive's continued employment with the Company and without regard to the terms of any option agreement or option certificate applicable to any Outstanding Options. In addition, upon a Change of Control, the exercise price of all of the Outstanding Options will be adjusted to equal the lower of the weighted average exercise price of all of the Outstanding Options held by Mr. Kotick or Mr. Kelly, which were granted immediately prior to the date of the Change of Control (the "Weighted Average EP"), provided, however, that any Outstanding Options with an exercise price of less than the Weighted Average EP at the time of this adjustment will not be adjusted and will continue to have the exercise price that was then in effect for the Outstanding Options. All payments payable to the executives relating to the Outstanding Options will be computed based on the exercise price as adjusted. In addition to the payments and exercise price adjustments, all Outstanding Options, to the extent not vested at that time, will become fully vested and exercisable.

    In the event an executive resigns during the six month period following the three month anniversary of the Change of Control, he is entitled to receive an amount equal to his pro rata portion of the annual bonus and performance bonus for the fiscal year in which the Change of Control occurs, computed through the date of termination; an amount equal to the greater of (A) the dollar amount equal to the annual salary, annual bonus and performance bonus paid or payable to the executive under his employment agreement for the Company's most recent fiscal year immediately prior to his termination multiplied by three, and
(B) the Amount Payable; the Continued Medical Benefit; and all outstanding loans extended by the Company to the executive will be forgiven. In addition, if in the opinion of the respective executive's tax counsel he has or will receive any compensation or recognize any income which constitutes an "excess parachute payment" under the Internal Revenue Code of 1986, as amended, then the Company is required to pay him an additional amount equal to the sum of all taxes payable by him in connection with such excess parachute payment as well as taxes payable by him in connection with such additional amount.

    In the event an executive receives a benefit, whether under his employment agreement or otherwise (including adjustments to the executive's Outstanding Options), other than a benefit that the Compensation Committee of the Board or the Board determines not to be a benefit for purposes of the employment agreement, that the other executive does not receive, the Company will provide the other executive a cash payment equal to the value of the benefit received by the executive less the value, if any, received by the other executive.

    The executives' employment agreements also contain a two (2) year "non-compete" and "non-solicitation" clause. This clause does not apply in the event that the Company fails to pay the executive his Termination Compensation or his Change of Control Compensation or otherwise fails to comply with its obligations under the employment agreements during the two year non-competition and non-solicitation period.

    On October 19, 1998, the Company entered into an employment agreement with Ronald Doornink providing for his employment as President and Chief Operating Officer of the Company until March 31, 2001. Under the agreement, Mr. Doornink is entitled to an annual base salary of $300,000 for the fiscal year ending March 31, 2000 and $320,000 for the fiscal year ending March 31, 2001. The foregoing annual base salaries may be increased based upon a performance appraisal and salary review, and Mr. Doornink's annual base salary for the fiscal year ending March 31, 2000 was increased to $315,000 as a result of such appraisal and review. Mr. Doornink also is entitled to receive an annual bonus for each fiscal year during which he is employed under such agreement based on the Company achieving specified financial and business objectives.

    Pursuant to the employment agreement, the Company granted to Mr. Doornink options to purchase up to an aggregate of 200,000 shares of the Company's common stock at a purchase price of $10.31 per share. Each of the options terminate on October 26, 2008, unless earlier terminated. 25,000 of such options were immediately vested and the remaining 175,000 options were scheduled to vest in three equal annual installments, commencing on October 27, 1999, subject to earlier vesting as described below.

    On April 30, 1999, the Company and Mr. Doornink amended the terms of
Mr. Doornink's employment agreement. Pursuant to such amendment, Mr. Doornink granted the Company an option to extend the term of his employment beyond
March 31, 2001 for an additional successive two year period. The annual base salary payable to Mr. Doornink for the fiscal year ending March 31, 2001 was increased to $346,500. If the Company exercises its option to extent
Mr. Doornink's term of employment, he will be paid an annual base salary of $381,500 for the fiscal year ending March 31, 2002 and an annual base salary of $419,265 for the fiscal year ending March 31, 2003. The vesting schedule for the 200,000 stock options granted to Mr. Doornink pursuant to his original employment agreement also was modified so that 25,000 were immediately vested, 83,334 of such options vested on October 27, 1999, 58,333 of such options will vest on October 27, 2000 and 33,333 of such options will vest on October 27, 2001. The Company also granted to Mr. Doornink options to purchase up to an additional 250,000 shares of the Company's common stock at a purchase price of $10.56 per share. Each of such options terminate on April 30, 2009, unless earlier terminated. The options vest in four equal annual installments, commencing on March 31, 2000.

    If Mr. Doornink's employment with the Company is terminated without cause (as such term is defined under California law), then Mr. Doornink is entitled to receive "continuation payments" at a rate equal to his annual base salary in effect at the time of termination for a period of time expiring on the earlier of the date upon which Mr. Doornink accepts employment with another employer and the first anniversary of the termination date. In such event, Mr. Doornink also is entitled to receive a pro rata portion of the annual performance bonus for the fiscal year during which the termination occurs. If there is a "Change of Control" (as defined in the employment agreement) and Mr. Doornink is an employee at the time of the Change of Control, then all of the stock options granted to Mr. Doornink pursuant to his employment agreement that have not yet vested as of the date of the Change of Control shall instead vest on such date.

INDEBTEDNESS OF MANAGEMENT

    In July 1998, the Company provided a loan to each of Mr. Kotick and Mr. Kelly in the amount of $249,750. Each of such loans had a maturity date of April 1, 1999. In June 1999, the Company extended the maturity date of each such loan until April 1, 2000 and provided an additional loan to each of Mr. Kotick and Mr. Kelly in the amount of $196,500. Each of such additional loans had a maturity date of April 1, 2000. In June 2000, the Company extended the maturity date of each of the loans described above until April 1, 2001 and provided an additional loan to each of Mr. Kotick and Mr. Kelly in the amount of

$593,250. Such additional loans also have a maturity date of April 1, 2001. The aggregate amount of indebtedness currently owed to the Company by each of Mr. Kotick and Mr. Kelly is $1,039,500.

    In October 1998, the Company provided a loan to Mr. Doornink in the amount of $100,000. The loan has a maturity date of October 27, 2000. However, the principal amount is reduced by $4,167 per month, provided that Mr. Doornink remains continuously employed by the Company on the applicable reduction date. In July 1999, the Company provided a loan to Mr. Doornink in the amount of $102,781. Such loan had a maturity date of April 1, 2000. In June 2000, the Company extended the maturity date of such loan until April 1, 2001 and provided an additional loan to Mr. Doornink in the amount of $218,768. Such additional loan also has a maturity date of April 1, 2001. The aggregate amount of indebtedness currently owed to the Company by Mr. Doornink is $334,042.

    In May 1998, the Company provided a loan to Lawrence Goldberg in the amount of $96,030. Such loan had a maturity date of April 1, 1999. In June 1999, the Company extended the maturity date of such loan until April 1, 2000 and provided an additional loan to Mr. Goldberg in the amount of $28,970. Such additional loan had a maturity date of April 1, 2000. In June 2000, the Company provided Mr. Goldberg with a loan in the amount of $100,000. Such loan has a maturity date of April 1, 2001. The proceeds from such loan were used by Mr. Goldberg to repay a portion of the previous loans made to him. In July 2000, Mr. Goldberg repaid the remaining outstanding balance on such previous loans. In July 2000, the Company provided Mr. Goldberg with an additional loan in the amount of $100,000. Such loan has a maturity date of March 31, 2003. However, such loan will be forgiven if the closing price of the Company's common stock as reported on NASDAQ is not at least $10.00 per share for five consecutive trading days during specified periods between the date the loan is made and March 31, 2003. The aggregate amount of indebtedness currently owed to the Company by Mr. Goldberg is $200,000.

    In June 2000, the Company provided a loan to Michael J. Rowe in the amount of $66,000. Such loan has a maturity date of April 1, 2001.

    In April 2000, the Company provided a loan to Michael Pole in the amount of $100,000. The loan has a maturity date of April 30, 2002. However, the principal amount is reduced by $4,167 per month, provided that Mr. Pole remains continuously employed by the Company on the applicable reduction date. To the extent the loan is forgiven and Mr. Pole receives income relating to forgiveness of indebtedness, the Company has agreed to pay to Mr. Pole an additional sum in an amount equal to the taxes payable by him on such income. In April 2000, the Company provided an additional loan to Mr. Pole in the amount of $100,000. Such loan has a maturity date of April 30, 2002. However, such loan will be forgiven if the closing price of the Company's common stock as reported on NASDAQ is not at least $16.00 per share for five consecutive trading days from the date the loan is made through April 30, 2002.

    In April 1998, the Company provided a loan to Ronald Scott in the amount of $35,000. Such loan was due and payable upon demand to the Company. In
June 1999, the Company provided an additional loan to Mr. Scott in the amount of $165,000. Such additional loan had a maturity date of April 1, 2000. In
June 2000, the Company provided another loan to Mr. Scott in the amount of $159,720. The proceeds from such loan were used by Mr. Scott to repay a portion of the previous loans made to him. In July 2000, Mr. Scott repaid the remaining outstanding balance on such previous loans. The aggregate amount of indebtedness currently owed to the Company by Mr. Scott is $159,720.

    In June 1999, the Company provided a loan to Richard A. Steele in the amount of $184,843. Such loan had a maturity date of April 1, 2000. In September 1999, Mr. Steele repaid the entire amount of such loan. In June 2000, the Company provided another loan to Mr. Steele in the amount of $80,000. Such loan has a maturity date of April 1, 2001.

    In June 2000, the Company provided a loan to Kathy P. Vrabeck in the amount of $85,008. Such loan has a maturity date of April 1, 2001.

    All of the loans described above bear interest at the rate of 6.75% per annum and are evidenced by promissory notes. If the closing price of the Company's common stock as reported on NASDAQ does not equal or exceed $9.50 per share for five (5) consecutive trading days during specified periods between the dates the loans were made and March 31, 2001, then the loans made in June 2000 to Messrs. Goldberg, Rowe, Scott and Steele and Ms. Vrabeck will be forgiven on March 31, 2001. All of the loans made to the Executive Officers in June 2000 also provide for accelerated repayment under certain circumstances where such Executive Officer is no longer employed by the Company through the stated maturity date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
  DECISIONS

    The members of the Company's Compensation Committee for fiscal 2000 were Barbara Isgur, Steven Mayer and Robert Morgado. All members are non-employee Directors of the Company and none have any direct or indirect material interest in or relationship with the Company outside of his or her position as a Director. To the Company's knowledge, there were no other interrelationships involving members of the Compensation Committee or other Directors of the Company requiring disclosure.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    Although all final decisions regarding compensation of senior executive officers, other than those relating to grants of awards under the Plans, which are made by the Compensation Committee, are made by the Board, the Board takes into consideration the recommendations of its Compensation Committee in making such decisions. The Compensation Committee is responsible for conducting annual reviews of the compensation package provided to the Company's Chief Executive Officer and Co-Chairman and all other Executive Officers of the Company, as well as the general compensation policies of the Company. Such annual review includes a comparison of the Company's executive compensation, corporate performance, growth, share appreciation and total return to the Stockholders with that of similar companies, and a comparison of actual performance with internal targets and plans. In addition, the Compensation Committee in preparing its recommendations to the Board with respect to executive compensation will generally take into account and give substantial weight to the Chief Executive Officer's and Co-Chairman's recommendations relating to compensation to be paid to Executive Officers other than themselves. The Compensation Committee's objective is to provide compensation that is fair and equitable to both the employee and the Company and that provides appropriate incentives to the employee. Consideration is given to the employee's overall responsibilities, professional qualifications, business experience, job performance, technical expertise and their resultant combined value to the Company's long-term performance and growth.

    The Company's Executive Officer compensation program, administered by the Compensation Committee of the Board of Directors, is based upon the following guiding principles:

    1. Competitive pay and benefits that allow the Company to attract and retain people with the skills critical to the long-term success of the Company.

    2. Motivate and reward individual and team performance in attaining Company-wide and business unit objectives and maximizing Stockholder value.

    3. Emphasize the granting of equity-based awards over cash compensation so as to align the interests of Executive Officers with those of the Stockholders.

    The key elements of the Company's executive compensation package consist of base salary, annual bonus and stock options. The Company's policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee also considers and will continue to review the full compensation package provided by the Company to the individual, including severance, pension, insurance and other benefits.

    BASE SALARIES. An Executive Officer's base salary is determined by evaluating the responsibilities of the position held, the individual's experience and the competitive marketplace for executive talent. The base salary, taken in the context of the executive's entire compensation package, is intended to be competitive with base salaries paid to Executive Officers with comparable qualifications, experience and responsibilities at other similar companies.

    ANNUAL BONUSES. In addition to a base salary, each Executive Officer is eligible for an annual cash bonus. The Compensation Committee will, in determining the amount of annual cash bonuses, if any, to be paid to Executive Officers, review the performance of the Company, including internal operating goals and, if appropriate, the performance of the Company's common stock during the fiscal year then ended, and non-financial performance measures such as the respective executive's personal performance, effort and role in promoting the long-term growth of the Company, as well as such other matters as the Compensation Committee may deem appropriate. Financial factors may include, among other things, revenue growth and profitability of the Company and its individual business units. The Compensation Committee will consider the grant of restricted stock, stock options or other forms of equity-based incentives in lieu of cash bonuses. For the fiscal years ended March 31, 1998, March 31, 1999 and March 31, 2000, the Company has granted annual bonuses in the form of stock options with an associated loan to the Executive Officer. The loans are payable or forgiven based on the performance of the Company's common stock price relative to the exercise price of the options over a period of time. Through this mechanism, the Executive Officers receive the immediate benefit of a cash disbursement, but bonus compensation is primarily in the form of a long term incentive provided through a stock option award.

    STOCK OPTIONS. The purpose of long-term awards, currently in the form of stock options, is to align the interests of the Executive Officers with the interests of the Stockholders. Additionally, long-term awards offer Executive Officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. The Compensation Committee favors the granting of equity-based awards over cash compensation for such reasons and also believes that the granting of stock options and restricted stock better motivates Executive Officers to exert their best efforts on behalf of the Company and the Stockholders. In determining annual stock option grants, the Compensation Committee bases its decision on the individual's performance and potential to improve Stockholder value.

    COMPENSATION OF CHIEF EXECUTIVE OFFICER AND CO-CHAIRMAN. The base salary paid to Mr. Kotick, the Company's Chief Executive Officer, in the fiscal year ended March 31, 2000, was fixed pursuant to his employment agreement summarized under "Employment Agreements." Also pursuant to Mr. Kotick's employment agreement, at the beginning of fiscal year 2000, Mr. Kotick and the Compensation Committee established certain statistical and other performance objectives, including objectives relating to earnings per share growth and achievement of the annual operating plan, capital related activities, mergers and acquisitions activities and other strategic objectives, to serve as the basis for a performance bonus to be determined and awarded after the end of the fiscal year. For fiscal 2000, the Compensation Committee determined that Mr. Kotick had achieved the established earnings per share and operating plan goals such that he qualified for a bonus of 87% of base salary, and achieved the other performance objectives so that he was eligible for a bonus of 82.5% of base salary. These bonuses were paid in the form of options to purchase an aggregate of 184,004 shares of the Company's common stock at an exercise price equal to the fair market value of the underlying stock at the time of grant of $6.00 per share. A loan in the amount equal to these bonuses was issued to Mr. Kotick in June 2000. The loan bears interest at the rate of 6.75% and is due March 31, 2001. For the 2001 fiscal year, the Compensation Committee met with Mr. Kotick and established new earnings per share, annual operating plan, strategic objectives and capital related transactions which will serve as the basis for the year end bonus review after the end of the fiscal year. As described under "Employment Agreements," Brian G. Kelly, the Company's Co-Chairman, has an employment contract substantially identical to Mr. Kotick's contract, and Messrs. Kotick and Kelly are compensated at the same levels and on the same basis.

    FEDERAL TAX IMPLICATIONS FOR EXECUTIVE COMPENSATION. It is the responsibility of the Compensation Committee of the Board to address the issues raised by the recent change in Federal tax law which makes certain non-performance-based compensation to executives of public companies, including the Company, in excess of $1,000,000 non-deductible beginning in 1994. In this regard, the Compensation Committee is obligated to determine whether any actions with respect to this new limit need to be taken by the Company. At the present time, it is not anticipated that any Executive Officer of the Company will receive any compensation in excess of this amount.

                                                          COMPENSATION COMMITTEE

                                                                Barbara S. Isgur
                                                                 Steven T. Mayer
                                                               Robert J. Morgado

                                   PROPOSAL 2

                    APPROVAL OF AN INCREASE IN THE AGGREGATE
                 NUMBER OF SHARES OF COMMON STOCK RESERVED FOR
                ISSUANCE UNDER THE EMPLOYEE STOCK PURCHASE PLAN

    The Company's Employee Stock Purchase Plan was adopted by the Board of Directors on May 10, 1996 and approved by the Stockholders of the Company on August 22, 1996. The total number of shares of common stock originally authorized for issuance under the Employee Stock Purchase Plan prior to the Board's adoption of the amendment was 200,000. On September 29, 1999, the Board of Directors adopted an amendment to the Employee Stock Purchase Plan increasing the number of shares of common stock reserved for issuance under such Plan from 200,000 shares to 450,000 shares. Pursuant to the terms of the Employee Stock Purchase Plan, the amendment is subject to the approval of the Stockholders within 12 months of the Board's adoption of such amendment.

    The Employee Stock Purchase Plan provides that eligible employees of the Company and its parent corporation and subsidiary corporations (collectively, "Subsidiaries") may acquire an equity interest in the Company through payroll deductions, to enhance such employees' sense of participation in the affairs of the Company and Subsidiaries, and to provide an incentive for continued employment. Pursuant to the terms of the Employee Stock Purchase Plan, the purchase price per share at which a share of common stock is sold under the Employee Stock Purchase Plan is 85% of the fair market value of the Common stock on the first and last day of each six-month offering period, whichever is less.

    In order to ensure that the Company will have a sufficient number of shares of common stock which could be issued to employees under the Employee Stock Purchase Plan, and in order to have sufficient shares available to issue to new and existing employees, it is the Board's belief that an increase in the number of shares of common stock available for distribution under the Employee Stock Purchase Plan is necessary.

    The Board is therefore requesting approval by the Stockholders of an amendment to the Employee Stock Purchase Plan providing for an increase by 250,000 shares of common stock in the maximum number of shares that may be issued under the Employee Stock Purchase Plan, raising the total number of shares of common stock reserved for issuance thereunder from 200,000 shares to 450,000 shares. After the increase, 450,000 shares will be issued or available for issuance under the Employee Stock Purchase Plan, constituting 1% of the total shares of common stock outstanding on a fully diluted basis, assuming the issuance of all of the common stock available for issuance under the Employee Stock Purchase Plan and assuming that all options, rights, warrants and convertible notes for common stock currently outstanding are exercised.

    As of July 27, 2000, a total of 241,502 shares have been purchased by employees under the Employee Stock Purchase Plan, as amended. If the proposed amendment is not approved by the stockholders, then the Employee Stock Purchase Plan will continue as amended. Employees who purchased shares in excess of the originally authorized 200,000 shares, however, will not be able to take advantage of the tax benefits afforded by the Employee Stock Purchase Plan. Instead, employees who purchase shares under the Employee Stock Purchase Plan in the future, and those who purchased the 41,000 shares under the amendment, will recognize taxable income on the difference between the purchase price they pay for the shares and the fair market value of the shares at the time of purchase.

 THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSED AMENDMENT TO THE EMPLOYEE
                              STOCK PURCHASE PLAN

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from certain reporting persons that no other reports were required for such persons, the Company believes that, during the fiscal year ended March 31, 2000, all filing requirements pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to the Company's officers, Directors and greater than 10% beneficial owners were complied with, except that each of Messrs. Scott, Lasky, Dewar and Steele failed to file a Form 3 on a timely basis and Mr. Lasky failed to file two Forms 4 on a timely basis with respect to one transaction and six transactions, respectively.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    KPMG LLP ("KPMG") has been selected as the Company's independent public accountants for the fiscal year ending March 31, 2001 and served as the Company's independent public accountants for the fiscal years ending March 31, 1999 and 2000. Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

    Proposals of Stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2001 must be received by the Company at its principal executive offices no later than April 1, 2001 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for presentation at the Annual Meeting of Stockholders to be held in 2001 will be considered untimely for purposes of Rules 14a-4 and 14a-5 under the Exchange Act if notice of such shareholder proposal is received by the Company after July 1, 2001.

                        FINANCIAL AND OTHER INFORMATION

    The Company's Annual Report for the fiscal year ended March 31, 2000, including financial statements, accompanies this Proxy Statement. The Annual Report is not a part of the proxy solicitation materials.

                            EXPENSES OF SOLICITATION

    The cost of soliciting proxies will be borne by the Company. Brokers and nominees should forward soliciting materials to the beneficial owners of the common stock held of record by such persons, and the Company will reimburse them for their reasonable forwarding expenses. In addition to the use of the mail, proxies may be solicited by Directors, officers and regular employees of the Company, who will not be specially compensated for such services, by means of personal calls upon, or telephonic or telegraphic communications with Stockholders or their personal representatives.

                                 OTHER MATTERS

    The Board knows of no matters other than those described in this Proxy Statement which are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote the proxies received by them in accordance with their best judgment with respect to all such matters.

    STOCKHOLDERS ARE URGED TO FORWARD THEIR PROXY CARDS WITHOUT DELAY. A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

                                          By Order of the Board of Directors,

                                          /s/ Lawrence Goldberg

                                          Lawrence Goldberg
                                          SECRETARY

                                ACTIVISION, INC.
                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

    The undersigned stockholder of Activision, Inc., a Delaware corporation (the "Company"), hereby appoints Robert A. Kotick and Brian G. Kelly and each of them, as proxy for the undersigned, with full power of substitution, to vote and otherwise represent all the shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, September 28, 2000 at the Peninsula Hotel, 9882 South Santa Monica Blvd., Beverly Hills, CA 90212, and at any adjournment(s) or postponement(s) thereof, with the same effect as if the undersigned were present and voting such shares, on the matters and in the manner set forth below and as further described in the accompanying Proxy Statement. The undersigned hereby revokes any proxy previously given with respect to such shares.

    The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and Annual Report.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES AND THE PROPOSALS AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

1. The election of the following persons as Directors of the Company to serve for the respective terms as set forth in the accompanying Proxy Statement.

HAROLD A. BROWN
/ / FOR such nominee    / / WITHHELD as to such nominee
BARBARA S. ISGUR
/ / FOR such nominee    / / WITHHELD as to such nominee
BRIAN G. KELLY
/ / FOR such nominee    / / WITHHELD as to such nominee
ROBERT A. KOTICK
/ / FOR such nominee    / / WITHHELD as to such nominee
STEVEN T. MAYER
/ / FOR such nominee    / / WITHHELD as to such nominee
ROBERT J. MORGADO
/ / FOR such nominee    / / WITHHELD as to such nominee

2. The approval of an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares of the Company's common stock reserved for issuance thereunder.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. To vote and otherwise represent the shares on any other matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof, in their discretion.

                                                    / / MARK HERE IF YOU PLAN TO
                                                    ATTEND THE MEETING

                                                    Please sign exactly as name
                                                    appears hereon and date. If
                                                    the shares are held jointly,
                                                    each holder should sign.
                                                    When signing as an attorney,
                                                    executor, administrator,
                                                    trustee, guardian or as an
                                                    officer signing for a
                                                    corporation, please give
                                                    full title under signature.

                                                    Dated  .............. , 2000

                                                     ...........................
                                                             Signature

                                                     ...........................
                                                     Signature, if held jointly

        Votes must be indicated by filling in (x) in black or blue ink.

   Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope